Exhibit 99.1
T-3 Energy Services, Inc. Announces Earnings for Third Quarter 2008
HOUSTON, TEXAS, (PRIMEZONE WIRE) — November 5, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported third quarter 2008 net income from continuing operations of $4.7 million, or $0.37 per diluted share, which included the negative impact of hurricanes and the cost for strategic alternatives of $0.24 and $0.18 per diluted share, respectively. Net income from continuing operations is down 35% and 36%, respectively, from $7.2 million or $0.58 per diluted share for the third quarter of 2007. Year to date 2008 net income from continuing operations of $21.7 million, or $1.69 per diluted share, included the negative impact of hurricanes and the cost for strategic alternatives of $0.24 and $0.31 per diluted share, respectively. Net income from continuing operations was up 21% and 11%, respectively, from $18.0 million, or $1.52 per diluted share reported during 2007.
As previously released by the Company, the third quarter 2008 financial results include costs, which were $2.2 million before tax and $2.3 million after tax, related to the pursuit of strategic alternatives for the Company, and the impact of hurricanes Gustav and Ike, which was $4.7 million before tax and $3.1 million after tax.
Revenues for the third quarter of 2008 increased 31% to $69.8 million from $53.2 million for the same period in 2007. Year to date 2008 revenues increased 35% to $206.7 million from $153.1 million for the same period in 2007. The Company’s revenues increased primarily due to past acquisitions and the continued demand for its pressure and flow control and pipeline original equipment products and services. These revenue increases were partially offset by the impact of the hurricanes, which delayed sales of approximately $8.5 million originally anticipated to ship during the third quarter of 2008 into the fourth quarter of 2008 and the first quarter of 2009. Backlog has increased approximately 61% to $94.2 million at September 30, 2008 from $58.7 million at September 30, 2007, primarily as a result of the continued demand for the Company’s products and services and the delayed sales due to the hurricanes.
Operating income for the third quarter of 2008 was $10.6 million, and was flat compared with the same period in 2007, despite the strategic alternatives costs and the hurricanes. Year to date 2008 operating income increased 33% to $36.3 million from $27.4 million for the same period in 2007. The increase in the Company’s year to date operating income is primarily related to increased revenues and gross margins. Gross margins were 38% and 39% during the three and nine months ended September 30, 2008, compared to 36% and 37% during the three and nine months ended September 30, 2007, respectively. This gross margin increase resulted from the sale of higher margin products and services and operational efficiencies, partially offset by hurricane-related costs associated with lost absorption, downtime pay and minimal property damage.
As of September 30, 2008, availability under our senior credit facility, which matures October 26, 2012, was $147.3 million.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The third quarter of 2008 provided record revenues for T-3, even with the impact of the hurricanes on our Gulf Coast facilities. Despite the current economic environment, the demand for our products and services remains strong as evidenced by our backlog continuing to grow as compared to prior periods and outstanding quotes remaining at high levels. Our gross margin of 39% for 2008 is down slightly from the 40% achieved through June 30, 2008, due to the hurricane impact, but is still higher year over year.
“We believe that our strong liquidity and past success gaining recognition as a name-brand original equipment manufacturer and service provider on an international scale leave us well positioned for potential industry volatility in the upcoming quarters, and we remain steadily committed to providing responsive value to our customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending September 30, 2008 and its Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4118

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Products	$59,635	$42,903	$175,386	$121,743
Services	10,203	10,327	31,312	31,320

	69,838	53,230	206,698	153,063
Cost of revenues:
Products	37,440	27,493	107,815	77,332
Services	6,100	6,370	18,334	19,125

	43,540	33,863	126,149	96,457
Gross profit	26,298	19,367	80,549	56,606
Selling, general and administrative expenses.	15,696	8,789	44,226	29,230

Income from operations	10,602	10,578	36,323	27,376
Interest expense	(453)	(98)	(1,946)	(354)
Interest income	80	424	143	705
Other income (expense), net	(164)	301	343	780

Income from continuing operations before provision for income taxes	10,065	11,205	34,863	28,507
Provision for income taxes	5,359	3,984	13,128	10,474

Income from continuing operations	4,706	7,221	21,735	18,033
Loss from discontinued operations, net of tax	(9)	(92)	(20)	(1,167)

Net income	$4,697	$7,129	$21,715	$16,866

Basic earnings (loss) per common share:
Continuing operations	$.38	$.59	$1.75	$1.56

Discontinued operations	$—	$—	$—	$(.10)

Net income per common share	$.38	$.59	$1.75	$1.46

Diluted earnings (loss) per common share:
Continuing operations	$.37	$.58	$1.69	$1.52

Discontinued operations	$—	$(.01)	$—	$(.10)

Net income per common share	$.37	$.57	$1.69	$1.42

Weighted average common shares outstanding:
Basic	12,504	12,170	12,437	11,550

Diluted	12,872	12,523	12,885	11,879

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except for share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,620	$9,522
Accounts receivable — trade, net	43,182	44,180
Inventories	59,819	47,457
Deferred income taxes	4,754	3,354
Prepaids and other current assets	6,162	5,824

Total current assets	115,537	110,337
Property and equipment, net	43,982	40,073
Goodwill, net	112,531	112,249
Other intangible assets, net	34,124	35,065
Other assets	2,972	2,838

Total assets	$309,146	$300,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$24,296	$20,974
Accrued expenses and other	18,880	15,156
Current maturities of long-term debt	5	74

Total current liabilities	43,181	36,204
Long-term debt, less current maturities	31,834	61,423
Other long-term liabilities	1,614	1,101
Deferred income taxes	12,408	11,186
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized,	13	12
12,530,791 and 12,320,341 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively
Warrants, 10,157 and 13,138 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	20	26
Additional paid-in capital	169,317	160,446
Retained earnings	48,754	27,039
Accumulated other comprehensive income	2,005	3,125

Total stockholders’ equity	220,109	190,648

Total liabilities and stockholders’ equity	$309,146	$300,562

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$21,715	$16,866
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	20	1,167
Bad debt expense	340	171
Depreciation and amortization	6,444	3,181
Amortization of deferred loan costs	174	189
Loss (gain) on sale of assets	(33)	12
Write-off of property and equipment, net	25	—
Deferred taxes	(718)	(266)
Employee stock-based compensation expense	4,025	2,463
Excess tax benefits from stock-based compensation	(1,688)	(653)
Equity in earnings of unconsolidated affiliate	(175)	(485)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable — trade	1,249	(3,985)
Inventories	(12,630)	(11,496)
Prepaids and other current assets	(539)	2,034
Other assets	(219)	(472)
Accounts payable — trade	3,452	1,128
Accrued expenses and other	5,868	(515)

Net cash provided by operating activities	27,310	9,339

Cash flows from investing activities:
Purchases of property and equipment	(7,488)	(4,305)
Proceeds from sales of property and equipment	92	40
Cash paid for acquisitions, net of cash acquired	(2,732)	—
Equity investment in unconsolidated affiliate	—	(460)

Net cash used in investing activities	(10,128)	(4,725)

Cash flows from financing activities:
Net borrowings (repayments) under swing line credit facility	4,414	(85)
Net repayments under revolving credit facility	(34,000)	—
Payments on long-term debt	(93)	—
Debt financing costs	(78)	—
Net proceeds from issuance of common stock	—	22,157
Proceeds from exercise of stock options	3,084	1,152
Proceeds from exercise of warrants	38	4,018
Excess tax benefits from stock-based compensation	1,688	653

Net cash provided by (used in) financing activities	(24,947)	27,895

Effect of exchange rate changes on cash and cash equivalents	(137)	65

Net increase (decrease) in cash and cash equivalents	(7,902)	32,574
Cash and cash equivalents, beginning of period	9,522	3,393

Cash and cash equivalents, end of period	$1,620	$35,967

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME FORM CONTINUING OPERATIONS
GAAP Income from continuing operations	$4,706	$7,221	$21,735	$18,033
Strategic alternatives costs, net of tax (A)	2,344	—	3,950	—
Change of control charge, net of tax (B)	—	—	—	1,929
Hurricane-related impact, net of tax (C)	3,057	—	3,057	—

Non-GAAP Income from continuing operations (D)	$10,107	$7,221	$28,742	$19,962

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.37	$0.58	$1.69	$1.52
Strategic alternatives costs, net of tax	0.18	—	0.31	—
Change of control charge, net of tax	—	—	—	0.16
Hurricane-related impact, net of tax	0.24	—	0.24	—

Non-GAAP continuing operations diluted earnings per share (D)	$0.79	$0.58	$2.24	$1.68

ADJUSTED EBITDA:
GAAP Income from continuing operations	$4,706	$7,221	$21,735	$18,033
Strategic alternatives costs, net of tax	2,344	—	3,950	—
Change of control charge, net of tax	—	—	—	1,929
Hurricane-related impact, net of tax	3,057	—	3,057	—
Provision for income taxes (E)	6,890	3,984	15,524	11,067
Depreciation and amortization	2,000	1,085	6,444	3,181
Interest Expense	453	98	1,946	354
Interest Income	(80)	(424)	(143)	(705)

Adjusted EBITDA (F)	$19,370	$11,964	$52,513	$33,859

(A) Represents costs of $2.2 million and $4.7 million before tax and $2.3 million and $4.0 million after tax related to the pursuit of strategic alternatives for the Company for the three and nine months ended September 30, 2008, respectively.
(B) Represents costs of $2.5 million before tax and $1.9 million after tax associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement, for the nine months ended September 30, 2007.
(C) Represents the impact of $8.5 million of third quarter of 2008 sales delayed into the fourth quarter of 2008 and the first quarter of 2009, which resulted in $3.3 million of deferred gross profit and $1.4 million of costs associated with lost absorption, downtime pay and minimal property damage due to the impacts of hurricanes Gustav and Ike. The effect was $4.7 million before tax and $3.1 million after tax for the three and nine months ended September 30, 2008.

(D) Non-GAAP income from continuing operations is equal to income from continuing operations plus the strategic alternatives costs, change of control compensation charge and hurricane-related impact, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus the strategic alternatives costs, change of control compensation charge and hurricane-related impact, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the strategic alternatives costs, change of control compensation costs and hurricane-related impact provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.
(E) Provision for income taxes in the Adjusted EBITDA calculation has been decreased by $0.1 million and increased by $0.8 million for the tax effect of the strategic alternatives costs and increased by $1.6 million and $1.6 million for the tax effect of the hurricane-related impact for the three and nine months ended September 30, 2008, respectively. Provision for income taxes in the Adjusted EBITDA calculation has been increased by $0.6 million for the tax effect of the change of control charge for the nine months ended September 30, 2007.
(F) Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the strategic alternatives costs, change of control compensation charge and hurricane-related impact, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.